Exhibit 99.1

NEWS RELEASE
620 Lesher Place
Lansing, Michigan 48912
517/372-9200
e-mail: neogen-info@neogen.com
www.neogen.com

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports record quarter

LANSING, Mich., Jan. 7, 2004 – Neogen Corporation (Nasdaq: NEOG) today announced that second quarter net income increased 10% to $1,543,000 from $1,401,000 in the prior year. Adjusted for the December 5-for-4 stock split, net income per share was $0.19 in the second quarter compared to $0.18 for the same period of the prior year.

Second quarter revenues were $13,246,000 — the first time quarterly revenues have exceeded $13 million. Quarterly revenues were 5% greater than the prior year, and $25,479,000 for the first six months, up 7% as compared to the prior year’s same six-month period. For the first six months, net income increased 15% to $2,845,000, or to $0.34 from $0.31 on a post-split, per-share basis.

The quarter is the 43rd consecutive profitable quarter from operations for the Company, and the 48th quarter of the past 52 quarters to show increased revenues.

“We are proud to once again deliver on the trust we’ve earned with our shareholders and customers by reporting yet another record quarter,” said James Herbert, Neogen’s president. “In light of last year’s outstanding second quarter when we posted an overall 22% revenue increase, and 29% for our food safety division, we knew this quarter would present difficult quarterly comparisons. We’re very pleased to report that the growth momentum continues.”

Neogen’s Animal Safety Division led the Company’s second quarter revenue increase, with sales up 11% from FY 2003 to FY 2004. Sales of the division’s veterinary pharmaceuticals were up sharply, as were its sales of veterinary instruments. Neogen’s Food Safety Division sales increased slightly on a quarter-to-quarter comparison, led by increases in sales of its diagnostic tests to detect food allergens, and sales of its Acumedia dehydrated culture media.

“We continue to be very optimistic regarding prospects for future growth within our Food Safety Division,” said Lon Bohannon, Neogen’s chief operating officer. “In the prior year twin outbreaks of mycotoxins in grain commodities and E. coli in beef created an unusual market for the sale of our diagnostic testing products. Matching last year’s revenue performance in a much more normal sales environment this year provides solid evidence of our ability to grow our core business.”

As Neogen’s acquisitions of Hacco and Hess & Clark from United Agri Products were not effective until Nov. 21, just four business days prior to the close of the second quarter, revenues from the two companies were not significant to Neogen’s second quarter results. Hacco, a manufacturer of rodenticides, had revenues of approximately $8 million in its most recently completed fiscal year. Ashland, Ohio-based Hess & Clark’s primary products are disinfectants to rid pathogenic organisms from animal production and food processing facilities, and proprietary antibacterials for animals. In its previous fiscal year, Hess & Clark’s annual revenues for these products were approximately $2 million.

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Neogen reports earnings, page 2

In December, Neogen announced that its Board of Directors approved a 5-for-4 stock split. With the split, shareholders of record on Dec. 22, 2003, received one additional share of stock for each four shares held. The stock split was effected in the form of a stock dividend that was paid in newly issued common stock on Dec. 31, 2003. As of Dec. 15, 2003, Neogen had 6,400,000 shares of common stock outstanding. After the stock split, the Company had 8,000,000 shares of common stock outstanding.

In its second quarter, Neogen received additional recognition for its performance. In its Oct. 27, 2003 issue, Forbes Magazine named Neogen to its annual list of the 200 Best Small Companies in America for the third time. The Forbes list is based on growth in sales, earnings, and return on equity for the past five years, and the latest 12 months.

“We are pleased any time we receive independent recognition of our company’s solid performance, and especially when it comes from a source as trusted as Forbes,” said Herbert. “The list provides the investment community with another tool to identify solid performers for possible investment.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

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Neogen reports earnings, page 3

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

	Quarter ended Nov. 30,		Six months ended Nov. 30,
	2003	2002	2003	2002
Revenue
Food Safety	$7,130	$7,085	$14,028	$13,155
Animal Safety	6,116	5,507	11,451	10,600

Total revenue	13,246	12,592	25,479	23,755
Cost of sales	6,243	5,553	12,216	10,633

Gross margin	7,003	7,039	13,263	13,122
Other expenses
Sales & marketing	2,803	3,129	5,726	5,958
Administrative	1,268	1,032	2,055	2,092
Research & development	652	842	1,328	1,497

Total other expenses	4,723	5,003	9,109	9,547

Operating income	2,280	2,036	4,154	3,575
Other revenue	64	121	172	249

Income before tax	2,344	2,157	4,326	3,824
Income tax	801	756	1,481	1,348

Net income	$1,543	$1,401	$2,845	$2,476
Net income per diluted share(1)	$0.19	$0.18	$0.34	$0.31
Other information:
Shares to calculate per share(1)	8,302	7,946	8,260	7,951
Depreciation & amortization	$316	$325	$618	$625
Interest expense	—	—	—	—
Gross margin (% of sales)	52.9%	55.9%	52.1%	55.2%
Operating income (% of sales)	17.2%	16.2%	16.3%	15.0%
Revenue increase vs. FY 2003	5.2%		7.3%
Net income increase vs. FY 2003	10.1%		14.9%

(1)Reflects effect of Dec. 31, 2003, 5-for-4 stock split

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30, 2003	May 31, 2003
Assets
Current assets
Cash & investments	$2,045	$8,897
Accounts receivable	7,933	7,499
Inventory	12,005	9,840
Other current assets	2,127	1,735

Total current assets	24,110	27,971
Property & equipment	7,596	4,640
Goodwill & other assets	22,540	15,425

Total assets	$54,246	$48,036

Liabilities & Stockholders’ Equity

Current liabilities	$5,382	$5,763
Long-term line of credit	3,100	—
Other long-term liabilities	863	871
Stockholders’ equity—shares outstanding 7,949 in Nov. & 7,750 in May	44,901	41,402

Total liabilities & stockholders’ equity(1)	$54,246	$48,036

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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